EXHIBIT 99.1

                   Press Release Dated November 15, 1996

          FEI COMPANY ANNOUNCES SIGNING OF DEFINITIVE COMBINATION
               AGREEMENT WITH PHILIPS INDUSTRIAL ELECTRONICS



Portland, OR, November 15, 1996. FEI Company (FEIC-NASDAQ) and Philips Industrial Electronics (Eindhoven, The Netherlands) announced today that they have executed the definitive Combination Agreement under which the operating company Philips Electron Optics will be combined with FEI in a transaction in which Phillips Industrial Electronics International B.V. will be issued stock representing 55% of the total FEI shares. The transaction is subject to approval by FEI shareholders and is likely to close in January, 1997. The combined FEI Company will continue to be publicly traded on NASDAQ (FEIC: NASDAQ). The agreement follows the Letter of Intent signed and announced on September 4, 1996.

"We are very pleased to announce that we have reached agreement concerning the combination and integration of our businesses," said Lynwood Swanson, Chairman and CEO of FEI Company. "This brings together in a strong blending of abilities both the ion and electron disciplines of focused charged particle beam technology." "We look forward to a very promising future for the combined business."

"We are moving quickly to finalize the business plan for the combined FEI Company," stated Bill Whitward, General Manager of Philips Electron Optics. "We have many strengths to work with in crafting the new competitive enterprise ."

The combined company will offer a broad range of products based on charged particle beam technologies across the full spectrum of semiconductor, life science and material science, and components markets. The synergies expected to result from the combination will provide customers with superior products and services and faster responses to changing market needs. It is also anticipated that the combined company will be able to deploy its resources more efficiently, including in particular research and development, manufacturing, sales and service.

For a number of years FEI Company and Philips Electron Optics have had a strong and close relationship structured around joint projects to develop hardware and software and FEI's use of the Philips XL-series scanning electron microscopes as the platform on which FEI Company constructs its focused ion beam ("FIB") and combined ion and electron beams ("DualBeam") systems. The management's of both companies believe that the combined company will be a more effective competitor with an enhanced ability to gain market share.

FEI Company is a world leader in field emission based charged particle beam technologies used for focused ion beam and DualBeam (ion and electron beam) systems as well as a range of charged particle beam components. The majority of FEI FIB systems are sold into the semiconductor industry for use in design modification, failure analysis, and process analysis. Components are sold
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into life science and material science as well as semiconductor markets.
FEI has approximately 200 employees.

Philips Electron Optics, an operating company within the Industrial Electronics division of Philips Electronics N.V. with approximately 700 employees, is a world leader in innovative electron microscopy, supplying transmission and scanning electron microscopes. These systems are used by research institutes, universities and industrial customers, with a significant representation in the semiconductor industry.

Except for the historical statements contained herein, the matters discussed in this news release, including market, resource allocation and integration expectations, are forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: difficulties encountered in the integration of the operations of FEI Company and Philips Electron Optics; business conditions and growth in the electronics, life sciences and material sciences industries and the general economy, both domestic and international; lower than expected customer orders; competitive factors, including pricing pressures, technological developments and products offered by competitors; technological difficulties and resource constraints encountered in developing new products; and the timely flow of competitive new products and market acceptance of those products.